Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Jeff Beckman
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-3317
	rfleischmann@levi.com		jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2010 FINANCIAL RESULTS
• Net revenue up on global Levi’s® growth
• Operating income improvement driven by currency
• Strong cash flow and liquidity
SAN FRANCISCO (July 13, 2010) — Levi Strauss & Co. (LS&Co.) today announced financial results for the second quarter ended May 30, 2010, and filed its second-quarter 2010 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended
($ millions)	May 30, 2010	May 31, 2009
Net revenues	$977	$905
Net loss	$(14)	$(4)
Second-quarter net revenues increased 8 percent compared to last year due to the continued worldwide growth of the Levi’s® brand. Net revenues benefited from business acquisitions made during 2009 and ongoing retail expansion, partially offset by revenue declines in the wholesale channel in certain markets. Excluding the effect of currency, net revenues improved 5 percent.
Operating income improved from $56 million to $69 million through the positive effect of currency translation during the quarter. Below operating income, the company recorded financing costs and the non-cash write-down of deferred tax assets in the second quarter of 2010, partially offset by foreign currency gains during the quarter as compared to losses in the prior year. As a result, the net loss attributable to the company was higher as compared to last year. Due to first-quarter results, net income attributable to the company for the first six months of the year is consistent with the same period last year.
The company maintained a strong liquidity position during the second quarter. At May 30, 2010, cash and cash equivalents were $353 million and $180 million was available under its revolving credit facility.
“We had another good quarter, which gives us solid revenue growth and operating income for the first six months of the year,” said John Anderson, president and chief executive officer. “We are seeing the benefit of our investments in the business over recent years. The Levi’s® brand is performing well, and consumers are responding to our more innovative products.”
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LS&Co. Q2 2010 Results/Add One
July 13, 2010
Second-Quarter 2010 Highlights
•	Gross profit in the second quarter increased to $499 million compared with $415 million for the same period in 2009. The increase in gross profit was driven by higher gross margins and the effects of currency. Gross margin for the second quarter increased to 51 percent of revenues compared with 46 percent of revenues in the same quarter of 2009. The gross margin improvement reflected increased contribution from company-operated retail stores, which typically generate a higher gross margin than the wholesale business.

•	Selling, general and administrative (SG&A) expenses for the second quarter increased to $430 million from $359 million in the same period of 2009. Higher SG&A was primarily due to additional selling expenses related to the expansion of the company-operated retail network, higher advertising and promotion expense as the company increased support for its Levi’s® and Dockers® brands, and higher administration expenses associated with pension and postretirement benefit plans.

•	Operating income for the second quarter was $69 million compared with $56 million for the same period of 2009. The 23 percent increase primarily reflects the favorable impact of currency as the higher gross margins were offset by higher SG&A expenses.

•	In May 2010, the company offered €300 million aggregate principal amount of 7.75% Senior Notes due 2018 and $525 million aggregate principal amount of 7.625% Senior Notes due 2020. Net proceeds were used to retire the outstanding 9.75% Senior Notes due 2015 and 8.625% Senior Notes due 2013. Additionally, the company repurchased ¥10.9 billion aggregate principal amount of 4.25% Yen-denominated Eurobonds due November 22, 2016, for total consideration of $100 million.
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LS&Co. Q2 2010 Results/Add Two
July 13, 2010
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	May 30, 2010	May 31, 2009	As Reported	Constant Currency
Americas	$558	$518	8%	6%
Europe	$240	$221	9%	7%
Asia Pacific	$178	$166	8%	(2)%
•	Higher net revenues in the Americas were primarily due to the contribution of the outlet stores acquired in 2009 and strong Levi’s® brand performance in men’s, juniors’ and boys’ products in the wholesale channel. These improvements were partially offset by lower Signature and U.S. Dockers® brand sales.

•	Net revenues in Europe benefited from the impact of the acquisition of the footwear and accessories business during 2009 and expansion of the company-operated retail network across the region. Revenue gains were partially offset by lower sales in the wholesale channel, reflecting the continued difficult retail environment across the region.

•	Net revenues in Asia Pacific increased on a reported basis and decreased on a constant currency basis. Growth in the company’s developing markets in the region — driven by brand-dedicated retail store expansion — was more than offset by lower revenue performance in Japan.
Cash Flow and Balance Sheet
The company ended the second quarter with cash and cash equivalents of $353 million, an increase of $82 million from November 29, 2009. Cash provided by operating activities was $146 million, compared with $159 million for the same period in 2009. Net debt was $1.46 billion at the end of the quarter, down from $1.58 billion at the end of 2009.
“We delivered solid operating results in the second quarter of 2010,” said Blake Jorgensen, chief financial officer. “Our cash flow is strong and we continued to build our liquidity position during the quarter. We also successfully completed the refinancing of our 2013 and 2015 debt maturities, as well as a portion of our 2016 Yen Eurobonds, extending our debt maturities and enabling us to focus on driving our growth strategies. As we continue to invest in the business, we remain focused on controlling costs and managing inventories.”
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LS&Co. Q2 2010 Results/Add Three
July 13, 2010
Investor Conference Call
The company’s second-quarter 2010 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 13, 2010, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through July 20, 2010 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 83693533.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2009 and subsequent Quarterly Report on Form 10-Q, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 30,	November 29,
	2010	2009
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$353,067	$270,804
Restricted cash	3,307	3,684
Trade receivables, net of allowance for doubtful accounts of $21,366 and $22,523	373,026	552,252
Inventories:
Raw materials	6,417	6,818
Work-in-process	8,425	10,908
Finished goods	437,608	433,546

Total inventories	452,450	451,272
Deferred tax assets, net	128,750	135,508
Other current assets	97,328	92,344

Total current assets	1,407,928	1,505,864
Property, plant and equipment, net of accumulated depreciation of $659,372 and $664,891	436,382	430,070
Goodwill	238,512	241,768
Other intangible assets, net	91,055	103,198
Non-current deferred tax assets, net	551,558	601,526
Other assets	112,386	106,955

Total assets	$2,837,821	$2,989,381

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$39,708	$18,749
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,521	1,852
Accounts payable	183,295	198,220
Other accrued liabilities	196,492	271,019
Accrued salaries, wages and employee benefits	158,318	195,434
Accrued interest payable	11,048	28,709
Accrued income taxes	25,131	12,993

Total current liabilities	615,513	726,976
Long-term debt	1,777,726	1,834,151
Long-term capital leases	3,815	5,513
Postretirement medical benefits	151,795	156,834
Pension liability	376,713	382,503
Long-term employee related benefits	98,243	97,508
Long-term income tax liabilities	58,180	55,862
Other long-term liabilities	54,497	43,480

Total liabilities	3,136,482	3,302,827

Commitments and contingencies (Note 7)
Temporary equity	4,378	1,938

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,302,432 shares and 37,284,741 shares issued and outstanding	373	373
Additional paid-in capital	19,955	39,532
Accumulated deficit	(81,184)	(123,157)
Accumulated other comprehensive loss	(254,457)	(249,867)

Total Levi Strauss & Co. stockholders’ deficit	(315,313)	(333,119)
Noncontrolling interest	12,274	17,735

Total stockholders’ deficit	(303,039)	(315,384)

Total liabilities, temporary equity and stockholders’ deficit	$2,837,821	$2,989,381

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 30,	May 31,	May 30,	May 31,
	2010	2009	2010	2009
	(Dollars in thousands)
	(Unaudited)
Net sales	$957,959	$886,519	$1,973,966	$1,817,773
Licensing revenue	18,570	17,999	37,769	38,209

Net revenues	976,529	904,518	2,011,735	1,855,982
Cost of goods sold	477,108	489,141	979,386	995,484

Gross profit	499,421	415,377	1,032,349	860,498
Selling, general and administrative expenses	430,199	359,268	855,876	698,349

Operating income	69,222	56,109	176,473	162,149
Interest expense	(34,440)	(40,027)	(68,613)	(74,717)
Loss on early extinguishment of debt	(16,587)	—	(16,587)	—
Other income (expense), net	6,694	(20,260)	19,157	(17,271)

Income (loss) before income taxes	24,889	(4,178)	110,430	70,161
Income tax expense (benefit)	43,279	(266)	72,951	26,083

Net income (loss)	(18,390)	(3,912)	37,479	44,078
Net loss (income) attributable to noncontrolling interest	4,009	(216)	4,494	(137)

Net income (loss) attributable to Levi Strauss & Co.	$(14,381)	$(4,128)	$41,973	$43,941

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 30,	May 31,
	2010	2009
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$37,479	$44,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,650	36,445
Asset impairments	1,166	568
Loss on disposal of property, plant and equipment	51	174
Unrealized foreign exchange (gains) losses	(19,376)	4,791
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	5,340	18,147
Employee benefit plans’ amortization from accumulated other comprehensive loss	1,732	(9,894)
Employee benefit plans’ curtailment loss (gain), net	100	(2,028)
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	(13,647)	—
Amortization of deferred debt issuance costs	2,284	2,131
Stock-based compensation	2,875	3,660
Allowance for doubtful accounts	3,564	3,196
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	129,489	134,784
Inventories	(47,382)	12,382
Other current assets	(11,301)	(2,576)
Other non-current assets	(16,851)	1,468
Accounts payable and other accrued liabilities	(30,251)	(59,386)
Income tax liabilities	56,525	(5,629)
Accrued salaries, wages and employee benefits	(29,268)	(48,770)
Long-term employee related benefits	3,889	27,780
Other long-term liabilities	18,510	(3,710)
Other, net	(159)	1,324

Net cash provided by operating activities	146,419	158,935

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(78,187)	(26,688)
Proceeds from sale of property, plant and equipment	1,323	176
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(5,340)	(18,147)
Acquisitions, net of cash acquired	(12,242)	(12,370)
Other	(114)	—

Net cash used for investing activities	(94,560)	(57,029)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	909,390	—
Repayments of long-term debt and capital leases	(865,076)	(36,406)
Short-term borrowings, net	21,798	10,995
Debt issuance costs	(16,931)	—
Restricted cash	(257)	(143)
Dividends to noncontrolling interest shareholders	—	(978)
Dividend to stockholders	(20,013)	(20,001)

Net cash provided by (used for) financing activities	28,911	(46,533)

Effect of exchange rate changes on cash and cash equivalents	1,493	3,436

Net increase in cash and cash equivalents	82,263	58,809
Beginning cash and cash equivalents	270,804	210,812

Ending cash and cash equivalents	$353,067	$269,621

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$82,453	$66,463
Income taxes	26,317	30,283
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.